                            G-III APPAREL GROUP, LTD.

                               For:     G-III Apparel Group, Ltd.

                                        Contact: Investor Relations
                                        James Palczynski
                                        (203) 222-9013

                                        G-III Apparel Group, Ltd.
                                        Wayne S. Miller, Chief Financial Officer
                                        (212) 403-0500

    G-III APPAREL GROUP, LTD. ANNOUNCES SECOND QUARTER FISCAL 2005 RESULTS

         New York, New York - September 9, 2004 -- G-III Apparel Group, Ltd.
(Nasdaq: GIII) today announced operating results for the second quarter of fiscal 2005.

         For the three-month period ended July 31, 2004, G-III reported net sales of $43.9 million and a net loss of $1.7 million, or $0.23 per share, compared to net sales of $45.3 million and net income of $2.7 million, or $0.37 per diluted share, during the comparable period last year. For the six-month period ended July 31, 2004, G-III reported net sales of $60.4 million and a net loss of $6.5 million, or $0.91 per share, compared to net sales of $64.0 million and net income of $91,000, or $0.01 per diluted share, during the comparable period last year.

         The current three and six month periods include a non-cash charge of
$882,000, equal to $0.12 per share, associated with the Company's decision to attempt to sell its joint venture interest in a factory in China. The amount of the charge represents the difference between the Company's current investment of
$1.1 million in the joint venture and the estimated proceeds it would receive on sale of this joint venture interest.

         Mr. Goldfarb, G-III's Chief Executive Officer, said, "The decision to sell our share of our 39% joint venture interest in our manufacturing facility in China is primarily due to current losses and the expectation of continuing losses for the foreseeable future. We believe this will also provide us with more flexibilty by allowing us to outsource all of our production. It is our intention to continue to contract with this facility as a key resource."

         Morris Goldfarb continued, "While our second quarter results continued
to be challenged by a sharp reduction in our higher margin fashion sports business, they were in line with our plan. Based on good rates of order growth, a strong consumer appetite for fashion and positive preliminary feedback with respect to our fall lines, we believe that we are positioned for a solid second half. While our full year results will not reach last year's level as a result of the losses in the first half, we expect to see profit growth in the second half of the year as compared

to last year. Our focus will continue to be on creating compelling product that offers value to consumers, executing well, maintaining strong customer relationships, and seeking new growth opportunities across our portfolio of businesses. We continue to benefit from a position as one of the world's largest and highest quality outerwear manufacturers and believe that this will lead to opportunities for growth, diversification, and value for our shareholders."

         Also today, G-III Apparel Group issued guidance for the fiscal year ending January 31, 2005. For the fiscal year, the Company is forecasting net sales of approximately $215 million and diluted net income per share between
$0.38 and $0.43. This forecast includes the effects of the previously discussed charge of $882,000, equal to $0.12 per share.

ABOUT G-III APPAREL GROUP, LTD.

         G-III Apparel Group, Ltd. is a leading manufacturer and distributor of outerwear and sportswear under licensed labels, our own labels and private labels. The Company has fashion licenses with Kenneth Cole, Nine WEST,
Timberland, Cole Haan, Cece Cord, Jones Apparel, Sean John, Bill Blass, and
James Dean and sports licenses with the National Football League, National
Hockey League, National Basketball Association, Major League Baseball,
Louisville Slugger, NASCAR, World Poker Tour and more than 60 universities nationwide. Company-owned labels include, among others, Black Rivet, Colebrook and Siena Studio.

                  Statements concerning the Company's business outlook or future economic performance, anticipated revenues, expenses or other financial items;
product introductions and plans and objectives related thereto; and statements concerning assumptions made or expectations as to any future events, conditions, performance or other matters are "forward-looking statements" as that term is defined under the Federal Securities laws. Forward-looking statements are subject to risks, uncertainties and factors include, but are not limited to, reliance on foreign manufacturers, the nature of the apparel industry, including changing customer demand and tastes, reliance on licensed product, seasonality, customer acceptance of new products, the impact of competitive products and pricing, dependence on existing management, general economic conditions, as well as other risks detailed in the Company's filings with the Securities and
Exchange Commission. The Company assumes no obligation to update the information in this release

                           (FINANCIAL TABLE TO FOLLOW)

G-III APPAREL GROUP, LTD.                                              PAGE: 3
SECOND QUARTER RESULTS OF FISCAL 2005

                   G-III APPAREL GROUP, LTD. AND SUBSIDIARIES
                                  (NASDAQ:GIII)

                      CONSOLIDATED STATEMENTS OF OPERATIONS

               (in thousands, except share and per share amounts)
                                   (Unaudited)

                                                            Three Months Ended              Six Months Ended
                                                         7/31/04            7/31/03        7/31/04            7/31/03
                                                         -------            -------        -------            -------

Net sales                                             $     43,892         $    45,299    $    60,413        $    64,011

Cost of sales                                               33,354              29,618         48,113             43,976
                                                      ------------         -----------    -----------        -----------
Gross profit                                                10,538              15,681         12,300             20,035

Selling, general and administrative expenses                11,707              10,844         21,864             19,603

Write down of equity investment
                                                               882                                882
                                                      ------------         -----------    -----------        -----------

Operating profit (loss)                                     (2,051)              4,837        (10,446)               432
Interest and financing charges, net                            197                 230            270                278
                                                      ------------         -----------    -----------        -----------

Income (loss) before income taxes                           (2,248)              4,607        (10,716)               154

Income tax expense (benefit)                                  (588)              1,889         (4,229)                63
                                                      ------------         -----------    -----------        -----------

Net income (loss)                                     $     (1,660)        $     2,718    $    (6,487)       $        91
                                                      ============         ===========    ===========        ===========

Basic net income (loss) per common share              $      (0.23)        $      0.40    $     (0.91)       $      0.01
                                                      ============         ===========    ===========        ===========

Diluted net income (loss) per common share            $      (0.23)        $      0.37    $     (0.91)       $      0.01
                                                      ============         ===========    ===========        ===========

Weighted average shares outstanding:
      Basic                                              7,162,467           6,879,920      7,140,701          6,877,909
      Diluted                                            7,162,467           7,385,396      7,140,701          7,325,347

BALANCE SHEET DATA (IN THOUSANDS):                                                      At July 31,           At July 31,
                                                                                        ------------          ------------
                                                                                               2004                  2003
                                                                                               ----                  ----
    Working Capital                                                                         $52,658               $47,480
    Cash                                                                                        680                   434
    Inventory                                                                                50,507                59,393
    Total Assets                                                                            106,437               115,017

    Outstanding Borrowings
                                                                                             21,765                33,298

    Total Shareholders' Equity                                                              $59,142               $55,874